Exhibit 5.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference into Amendment No. 1 to the Registration Statement on Form F-10 (the "Form F-10") of Electrovaya Inc., being filed with the United States Securities and Exchange Commission, and any amendments thereto, of our report, dated January 2, 2024 to the shareholders of Electrovaya Inc., on the comparative information of Electrovaya Inc. and its subsidiaries (the “Company”), which comprise the consolidated statement of financial position of the Company as at September 30, 2022 and October 1, 2021, and the related consolidated statements of earnings, comprehensive earnings, changes in equity and cash flows for the year ended September 30, 2022, and other explanatory information, including a summary of significant accounting policies for the year then ended, and Note 27 which explains the restatement of the Company’s financial statements as at September 30, 2022.

/s/ Goodman & Associates LLP

Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada
September 17, 2024